Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-68473, No. 333-28469, No. 333-25295, No. 33-76846 and No. 333-66550, and Form S-3 No. 333-90813, No. 333-65515, No. 333-25297, No. 333-1710, No. 33-82902, No. 33-97288, and No. 333-159014) of Equity Lifestyle Properties, Inc., and in the related Prospectuses, of our reports dated February 28, 2012 with respect to the consolidated financial statements and schedules of Equity Lifestyle Properties, Inc., and the effectiveness of internal control over financing reporting of Equity Lifestyle Properties, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG, LLP

Chicago, Illinois

February 28, 2012